Exhibit 23.1

We hereby consent to the inclusion in this Registration Statement of Lexon Technologies, Inc. on Form S-8, of our audit report dated May 1, 2009, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Choi, Kim & Park, LLP
December 16, 2009